December 7, 2010

Filed pursuant to Rule 433

Registration No. 333-163858

Pricing Term Sheet

Merck & Co., Inc.

December 7, 2010

2.250% Notes due 2016

3.875% Notes due 2021

Ratings of the Notes:	A1/AA (stable/stable)
Trade Date:	December 7, 2010
Settlement Date:	December 10, 2010
Bookrunners:	J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc.
Co-Managers:	BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, HSBC Securities (USA) LLC, RBS Securities Inc., The Williams Capital Group, L.P.

Title:	2.250% Notes due 2016	3.875% Notes due 2021
Size:	$850,000,000	$1,150,000,000
Maturity:	January 15, 2016	January 15, 2021
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2011	January 15 and July 15, commencing July 15, 2011
Coupon:	2.250%	3.875%
Benchmark Treasury:	1.375% due November 30, 2015	2.625% due November 15, 2020
Treasury Yield:	1.730%	3.141%
Spread to Benchmark Treasury:	T+57bps	T+77bps
Yield to Maturity:	2.300%	3.911%
Price to Public:	99.759%	99.698%
Underwriting Discount:	35bps	45bps
Optional Redemption:	T+10bps	T+12.5bps. At any time on or after three months prior to the maturity date, the notes due 2021 will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.
CUSIP:	58933YAB1	58933YAA3
ISIN:	US58933YAB11	US58933YAA38

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Merck & Co., Inc. on December 7, 2010 relating to its Prospectus dated December 18, 2009.